EPL Technologies, Inc.
                       Two International Plaza, Suite 245
                           Philadelphia, Pennsylvania
                                   19113-1507



                             As of December 3, 1999



Joseph Giamanco
c/o G.H.M. Inc.,
74 Trinity Place
New York, NY 10006

G.H.M. Inc.,
74 Trinity Place
New York, NY 10006
Attention: Joseph Giamanco

                  Re:    Letter of Understanding among
                         G.H.M., Joseph Giamanco, and EPL Technologies, Inc.
                         ---------------------------------------------------

                  Notwithstanding any other provision of those certain Subscription Agreements, dated as of December 3, 1999, between Joseph Giamanco and EPL Technologies, Inc., and between G.H.M. Inc., and EPL Technologies, Inc., G.H.M.'s and Mr. Giamanco's respective obligations to consummate the transactions contemplated thereby are subject to EPL Technologies' satisfaction of those additional conditions which the parties have discussed. It is our anticipation that such conditions shall be satisfied on December 9, 1999. Per our understanding, the funds transferred to us pursuant to the Subscription Agreements will be held by us pending satisfaction of such conditions.

                  Your countersignature below will indicate your acknowledgment of the foregoing.


                                   Sincerely,


                                   EPL Technologies, Inc.

                                   By: /s/ Paul L. Devine
                                      --------------------------
                                      Name:  Paul L. Devine
                                      Title: President and CEO


/s/ Joseph Giamanco
-----------------------
Joseph Giamanco



G.H.M. Inc.


By: /s/ Joseph Giamanco
   --------------------
        Joseph Giamanco
        President